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       ATTENTION: Intentional misstatements or omission of facts constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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                                                 UNITED STATES                                 SEC USE ONLY
                                      SECURITIES AND EXCHANGE COMMISSION                 -------------------------
                                            Washington, D.C. 20549                       DOCUMENT SEQUENCE NO.

                                                   FORM 144                              -------------------------
                                                                                         CUSIP NUMBER

                                                                                         -------------------------
                                                                                         WORK LOCATION

                                                                                         -------------------------

ATTENTION:  Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.


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1(a) NAME OF ISSUER (Please type or print)                               (b)  IRS IDENT. NO.    (c) S.E.C. FILE NO.

DUCKWALL - ALCO STORES, INC.
                                                                                                                --------------------
                                                                           48-0201080            000-20269      e) TELEPHONE NUMBER
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1(d) ADDRESS OF ISSUER  STREET          CITY            STATE           ZIP CODE                                 AREA CODE   NUMBER

401 Cottage Street                      Abilene         Kansas           67410                                     (785)   263-3350
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2 (a)  NAME OF PERSON FOR WHOSE ACCOUNT    (b)  SOCIAL SECURITY (c)  RELATIONSHIP   (d)  ADDRESS   STREET   CITY    STATE   ZIP CODE
       THE SECURITIES ARE TO BE SOLD             NO. OR IRS           TO ISSUER
           ARE TO BE SOLD                        IDENT. NO.

                                                                      Director and        2001 Union Station,
Jeffrey J. Macke                                 ###-##-####          10% Owner                          San Francisco, CA  94123
----------------------------------------------- -------------------- ------------------- -------------------------------------------
INSTRUCTION:  The person filing this notice should contact the issuer to obtain the IRS.  Identification
Number and the S.E.C. File Number.

-------------- ------------------------------------------ -------- -------------- ------------ ------------ ------------- ----------
3 (a)          (b)                                        SEC USE  (c)            (d)          (e)          (f)           (g)
                                                          ONLY        Number of     Aggregate    Number of    Approxi-     Name of
Title of the    Name and Address of Each Broker Through   Broker-      Shares         Market     Shares or    mate Date    Each Sec-
  Class of        Whom the Securities are to be           Dealer   or Other Units     Value    Other Units     of Sale     urities
 Securities      Offered or Each Market Maker who is      File      To Be Sold                 Outstanding    (See         Exchange
 To Be Sold               Acquiring the Securities        Number                               (See insert.    insert.    (See
                    who is Acquiring the Securities                  (See insert. (See insert.    3(e))Y       3(f))       insert.
                                                                         3(c))        3(d))                (MO. DAY YR.)    3(g))
-------------- ------------------------------------------ -------- -------------- ------------ ------------ ------------- ----------
               Craig Hallum Capital Grp LLC
Common Stock   222 South 9th Street, Suite 320                          30,100     506,583.00    4,380,203     9/17/2004    NASDAQNM
               Minneapolis, MN  55402
-------------- ------------------------------------------ -------- -------------- ------------ ------------ ------------- ----------

-------------- ------------------------------------------ -------- -------------- ------------ ------------ ------------- ----------

-------------- ------------------------------------------ -------- -------------- ------------ ------------ ------------- ----------
INSTRUCTIONS:
1.  (a) Name of issuer                          3. (a) Title of the class of securities to be sold
    (b) Issuer's I.R.S. Identification Number      (b) Name and address of each broker through whom the securities are intended to
    (c) Issuer's S.E.C. file number, if any            be sold
    (d) Issuer's address, including zip code       (c) Number of shares or other units to be sold (if debt securities, give the
    (e) Issuer's telephone number, including           aggregate face amount)
        area code                                  (d) Aggregate market value of the securities to be sold as of a specified
2.  (a) Name of person for whose account the           date within 10 days prior to the filing of this notice
        securities are to be sold                  (e) Number of shares or other units of the class outstanding, or if debt
    (b) Such person's Social Security or I.R.S.        securities the face amount thereof outstanding, as shown by the most recent
        identification number                          report or statement published by the issuer
    (c) Such person's relationship to the issuer   (f) Approximate date on which the securities are to be sold
        (e.g. officer, director, 10% stockholder,  (g) Name of each securities exchange, if any, on which the securities are
        or member of immediate family of any of        intended to be sold
         the foregoing)
    (d) Such person's address, including zip code



                                                TABLE I -- SECURITIES TO BE SOLD
                        Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:
--------------- ---------- ----------------------------------- --------------------------------- ------------- ---------- ----------
                                                               Name of Person from Whom Acquired
   Title of     Date You                                         (If gift, also give date donor    Amount of    Date of   Nature of
  the Class     Acquired    Nature of Acquisition Transaction              Acquired                Securities   Payment    Payment
--------------- ---------- ----------------------------------- --------------------------------- ------------- ---------- ----------


 Common Stock    8/28/01           Open Market Purchase               Open Market Purchase       74,876 shares   9/02/01    Cash
                 8/30/01                                                                             for                  Settlement
                                                                                                 $632,221.00




--------------- ---------- ----------------------------------- --------------------------------- ------------- ---------- ----------
INSTRUCTIONS:   If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.
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                                                TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS
Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.
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                                                                                                       Amount of          Gross
                  Name and Address of Seller         Title of Securities Sold       Date of Sale     Securities Sold     Proceeds
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REMARKS: As reported on the Form 4 filed with the SEC on September 21, 2004, Mr. Mackey still beneficially owns 616,876 shares of the Issuer's Common Stock, and has a pecuniary interest in 123,400 shares.

INSTRUCTIONS:                                                                   ATTENTION:
See the definition of "person" in paragraph (a) of Rule 144. Information        The person for whose account the securities to which
is to be given not only as to the person for whose account the securities       this notice relates are to be sold hereby represents
are to be sold but also as to all other persons included in that                by signing this notice that he does not know any
the definition. In addition, information shall be given as to sales             material adverse information in regard to current
by all persons whose sales are required by paragraph (e) of Rule 144 to be      and prospective operations of the Issuer of the
aggregated with sales for the account of the person filing this notice.         securities to be sold which has not been publicly
                                                                                disclosed.


                              October 15, 2004                                     /s/ Jeffrey J. Macke
        ---------------------------------------------------------               ----------------------------------------------------
                             DATE OF NOTICE                                                         (SIGNATURE

                The notice shall be signed by the person for whose account the securities are to be sold.
                          At least one copy of the notice shall be manually signed.
                        Any copies not manually signed shall bear typed or printed signatures.
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ATTENTION:  Intentional Misstatements or Omissions of facts consitute Federal Criminal Violations (See 18 U.S.C. 1001).
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